UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

TRICO MARINE SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9926

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry Into a Material Definitive Agreement

(a) On December 22, 2009, Trico Marine Services, Inc. (“Trico”) entered into the Seventh Amendment to Credit Agreement (the “Seventh Amendment”) by and among Trico, as borrower, Trico Marine Assets, Inc., a Delaware corporation, and Trico Marine Operators, Inc., a Louisiana corporation, as guarantors, the lenders party thereto and Nordea Bank Finland plc, New York Branch (“Nordea”), as administrative agent. The Seventh Amendment amends the Amended and Restated Credit Agreement dated as of August 29, 2008, as amended (the “Credit Agreement”), to, among other things:

•	effectuate an increase in the consolidated leverage ratio covenant; and

•	reduce the availability under the Credit Agreement to $15,000,000 until Trico’s consolidated leverage ratio is reduced to the allowed pre-amendment level; and

•	amend the calculation of Trico’s Net Worth (as defined in the Credit Agreement) to exclude the effect of impairment charges, if taken, related to vessels currently under construction.

The preceding description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Seventh Amendment filed as Exhibits 10.1 to this report, which is incorporated herein by reference.

Relationships

Nordea serves as administrative agent, book runner and joint lead arranger under a credit agreement providing for up to $33,000,000 in revolving loans for which Trico Shipping AS, a Norwegian limited company and indirect wholly owned subsidiary of Trico, is the borrower.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Seventh Amendment to Credit Agreement dated as of December 22, 2009, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto and Nordea Bank Finland plc, New York Branch as administrative agent

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2009

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi A. Varma

	Name:	Rishi A. Varma
	Title:	Chief Administrative Officer, Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Seventh Amendment to Credit Agreement dated as of December 22, 2009, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto and Nordea Bank Finland plc, New York Branch as administrative agent